AMENDMENT TO

                                PROMISSORY NOTES

         THIS AMENDMENT (the "Amendment") is entered into as of this 20th day of January, 2000 by and between Greka Energy Corporation f/k/a Horizontal Ventures, Inc., a Colorado corporation ("Maker") and International Publishing Holding, Inc., a Cayman Islands corporation and the assignee of International Publishing Holding, s.a. of Luxembourg, or its designee ("Holder") based upon the following terms and conditions.

         WHEREAS, Maker promised to pay to the order of Holder the principal sum of five hundred thousand dollars ($500,000), without interest, on December 31, 1998 pursuant to that certain Promissory Note executed October 6, 1998, as amended, (the "First Note") and that certain Pledge Agreement dated October 6, 1998; and

         WHEREAS, Maker promised to pay to the order of Holder the principal sum of one million five hundred thousand dollars ($1,500,000), with interest at the rate of 6% per annum, on December 31, 1998 pursuant to that certain Promissory Note executed November 4, 1998, as amended, (the "Second Note") and that certain Pledge Agreement dated November 2, 1998; and

         WHEREAS, Maker and Holder desire to further amend and modify the First and Second Notes as set forth below.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Parties. The parties agree that all references in the First and Second Notes to Maker and Holder shall be deemed to refer to Greka Energy Corporation and International Publishing Holding, Inc., respectively.

2. Consolidation. Effective as of January 1, 2000, the terms of the First and Second Notes are consolidated, providing for anaggregate principal amount of two million dollars ($2,000,000) owed by Maker to Holder (collectively, the "Consolidated Note").

3. Maturity Date. The Maturity Date of the Consolidated Note shall be extended to June 30, 2000 whereupon the entire unpaidprincipal and accrued but unpaid interest shall be paid in full.

4. Interest. The unpaid principal shall accrue simple interest at the rate of nine percent (9%) per annum commencing January 1,2000 payable quarterly, on March 31, 2000 and June 30, 2000.

5. Installment Payments. Commencing on February 25, 2000 and continuing on the 25th day of each month thereafter through theMaturity Date, Maker shall pay Holder as a reduction in principal one hundred thousand dollars ($100,000).

6. Additional Consideration. Interest accrued on the unpaid balance up to January 1, 2000 is cancelled. Upon the parties' full execution of this Amendment, Maker shall pay to Holder the amount of one hundred eighty thousand dollars ($180,000) as a restructuring fee, and such payment shall not be deemed to be a payable under any other provision of this Amendment.

                                                           _/s/_____  /s/______
                                                           (initials) (initials)

7. Prepayment. Maker may prepay any or all of the amounts due under the Consolidated Note at any time, and from time to time, without penalty.

8. Security. The obligations of Maker under the Consolidated Note are secured pursuant to the provisions of the Pledge Agreements dated October 6, 1998 and November 2, 1998 between Maker and Holder. The reference to "obligations" in those Pledge Agreements shall be deemed to refer to the obligations of Maker under the Consolidated Note.

9. Default. If the entire unpaid principal and/or accrued but unpaid interest is not paid in full on June 30, 2000, then:

     a. on July 1, 2000, the amount of principal owed by Maker shall increase by fifteen percent (15%) of the unpaid principal outstanding on June 30, 2000, and

     b. the accrued but unpaid interest as of July 1, 2000 will be added to the amount of the unpaid principal; and

     c. the interest accruing on the unpaid principal as of July 1, 2000 shall increase to the rate of fifteen percent (15%) per annum commencing July 1, 2000; however, in no event shall Holder be entitled to collect any interest in excess of the maximum interest permitted by applicable law.

10. Place of Payments. All payments by Maker to Holder under the Consolidated Notes shall be made by wire transfer to:


     Bank:        United Bank of Switzerland
                  677 Washington  Blvd.,  Stanford,  CT 06901 USA

     A/C no:      101WA003611000
     ABA #:       026007993
     SWIFT code:  SBCO US33
     For further credit to:  VP Bank Luxembourg, Grand Duchy of Luxembourg
     Beneficiary:            International Publishing Holding Inc. A/C No. 69270

11. Miscellaneous. This Agreement, once executed by a party, may be delivered to the other party hereto by facsimile transmission of a copy of this Agreement bearing the signature of the party so delivering this Agreement. This Amendment supersedes all prior amendments to the First and Second Notes. All other terms and conditions of the First and Second Notes as originally stated therein remain in full force and effect.

     IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the day first written above.

Greka Energy Corporation                  International Publishing Holding, Inc.

By:  /s/__________________________        By:  /s/__________________________